Exhibit 99.1

ISILON SYSTEMS ANNOUNCES 2009 FIRST QUARTER RESULTS

SEATTLE, WA — April 23, 2009 — Isilon® Systems (NASDAQ: ISLN), the leader in scale-out NAS, today announced its financial results for the first quarter ended March 31, 2009.  Revenue for the quarter was $26.9 million, up 11 percent compared with $24.1 million in the first quarter of 2008 and down 15 percent sequentially compared with $31.8 million in the fourth quarter of 2008.

 “The first quarter of 2009 proved to be a time when global economic uncertainty and softening business conditions led customers to delay or reduce capital expenditures,” said Sujal Patel, President and Chief Executive Officer, Isilon Systems. “Despite the challenging economic environment, Isilon extended its leadership of the scale-out NAS category by successfully introducing a broad expansion of our product offerings, deepening our presence in a wide range of important market segments and rounding out our senior leadership team.  These important steps help ensure that we emerge from current economic conditions stronger and better positioned than ever for long-term success.”

Isilon also announced that Bill Richter had been named Chief Financial Officer, having served in the role on an interim basis since October, 2007. “Through his own efforts and by building a world-class team, Bill proved to me and to Isilon’s Board that he’s the right person to lead Isilon’s finance and accounting organizations,” said Patel.

On April 6, 2009, Isilon announced a cost reduction program that includes a reduction in workforce of approximately 10%.  The program will cut approximately $1 million from the current quarterly operating expense structure and will result in a restructuring charge of approximately $850,000 in the second quarter of 2009.

Financial results for the first quarter of 2009 included the following:

•
As previously announced, first quarter results included a non-cash inventory write-down of approximately $3.8 million, or $0.06 per share.  This resulted from softening economic conditions and lower forecasted demand for existing products due to anticipated migration to a new suite of products announced by Isilon in March 2009.

•
Gross margin for the first quarter of 2009 was 40.3%, compared with 57.1% in the fourth quarter of 2008 and 53.5% in the first quarter of 2008.  Gross margin for the first quarter of 2009 was reduced by 14 percentage points due to the non-cash inventory write-down of $3.8 million discussed above.

•
Net loss for the first quarter of 2009 was $10.4 million, or $0.16 per share compared with net loss of $4.3 million, or $0.07 per share in the fourth quarter of 2008.  Net loss in the first quarter of 2008 was $10.1 million, or $0.16 per share.  Non-GAAP net loss for the first quarter was $8.9 million, or $0.14 per share compared with non-GAAP net loss of $2.8 million, or $0.04 per share in the fourth quarter of 2008.  Non-GAAP net loss in the first quarter of 2008 was $8.8 million, or $0.14 per share.

•
GAAP and non-GAAP net loss for the first quarter of 2009 includes $3.8 million, or $0.06 per share, related to the inventory write down discussed above.  GAAP and non-GAAP results for the first quarter of 2008 included $2.8 million, or $0.04 per share, in professional fees and expenses related to the Audit Committee investigation, which concluded in April 2008.

•	As of March 31, 2009, cash, cash equivalents and marketable securities were $76.3 million, compared with $77.8 million as of December 31, 2008.

Conference Call

Isilon management will host a conference call today at 2:00 p.m. PT (5:00 p.m. ET) to discuss Isilon's financial results for the first quarter of 2009. The conference call will be webcast on the Investor Relations section of Isilon's website at www.isilon.com/company where it will be archived. In addition, the live conference call will be accessible by telephone at 800-510-9691 or 617-614-3453, passcode 86719660. A replay of the call will be available by telephone approximately two hours after the call ends until 9:00 p.m. PT (12:00 midnight ET), April 30, 2009, at 888-286-8010 or 617-801-6888. The replay passcode is 85425596.

About Isilon Systems

Isilon Systems (NASDAQ: ISLN) is the proven market leader in scale-out NAS. Our clustered storage and data management solutions drive unique business and economic value for customers by maximizing the performance of their mission-critical applications, workflows and processes.  Isilon enables enterprises and research organizations world-wide to manage large and rapidly growing amounts of file-based data in a highly-scalable, easy-to-manage, and cost-effective way. Information about Isilon can be found at http://www.isilon.com.

Use of Non-GAAP Financial Measures

To supplement our consolidated financial statements prepared in accordance with GAAP, this press release includes non-GAAP gross margin, non-GAAP loss from operations, non-GAAP net loss, and non-GAAP loss per share.  Isilon provides non-GAAP information to enhance investors’ overall understanding of the company’s current financial performance and the company’s prospects for the future and to aid in comparing current operating results with those of past periods.  The company believes the non-GAAP measures provide useful information to management and investors by excluding certain items that may not be indicative of Isilon’s core operating results and business outlook.

Non-GAAP gross margin, non-GAAP loss from operations, non-GAAP net loss, and non-GAAP loss per share exclude charges related to stock-based compensation.  Isilon excludes stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses that Isilon does not believe reflect core operating results.  Stock-based compensation expense is dependent on a number of factors over which management has limited control and is not a factor management utilizes in operating the business.

These non-GAAP measures are not calculated in accordance with GAAP and should be considered supplemental to, and not a substitute for, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies.  In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.  Isilon believes that non-GAAP measures have inherent limitations in that they do not reflect all of the amounts associated with Isilon's results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Isilon's results of operations in conjunction with the corresponding GAAP measures.  We compensate for these limitations by analyzing current and future results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to operational measures.  We expect to continue to incur expenses similar to the non-GAAP adjustments described above, and the exclusion or inclusion of these items from our non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent.

A table following the financial statements provides a reconciliation of the most directly comparable GAAP measures to the non-GAAP measures used by management.

Safe Harbor for Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Isilon’s financial and operating results; the benefits of our products and services, and our ability to achieve our goals, plans and objectives; steps designed to reduce Isilon’s costs, improve efficiencies and continue to progress toward and attain profitability; the size of the Company’s reduction in workforce; the estimated costs associated with such activities; the anticipated benefits that such activities will have on the Company's operating results and competitive position; the Company's expected level of operating expenses in future periods; and the Company's future market position and the impact that the present cost reduction efforts could have on the Company's ability to preserve its competitive position.  These statements are not guarantees of future performance, but are based on management's expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Forward-looking statements involve risks, uncertainties, and assumptions.  If the risks or uncertainties ever materialize, or the assumptions prove incorrect, our actual results may differ materially from those expressed or implied by our forward-looking statements.  There can be no assurances that forward-looking statements will be achieved.  Important factors that could cause actual results to differ materially from those indicated in forward-looking statements include the following: risks associated with anticipated growth in the storage of file-based data and scale-out NAS category; demand for the Company’s products and services; competitive factors, including changes in the competitive environment, pricing pressures, sales cycle time and increased competition; our ability to improve operational efficiency while building and expanding our direct sales, reseller and distribution channels; new product introductions and our ability to develop and deliver innovative products and provide high-quality service and support offerings; disruption from the workforce reduction and its potential impact on research and development efforts and the Company's relationships with customers and vendors; as well as U.S. and global macroeconomic and industry conditions, including expenditure trends for storage-related products.  These and other important risk factors and assumptions are detailed in documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2008 filed February 20, 2009, subsequently filed Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, and could cause actual results to vary from expectations.  The Company makes no commitment to revise or update any forward-looking statements in order to reflect subsequent events or circumstances.

###

Contacts:

Press:
Chris Blessington, Senior Director of Marketing and Communications, Isilon Systems,
+1-206-315-7500, chris.blessington@isilon.com

Investors:
+1-206-315-7500, investor-relations@isilon.com

Isilon Systems, Inc.
Condensed Consolidated Statements of Operations
 (unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31, 2009	March 31, 2008

Revenue:
Product	$19,869	$19,752
Services	7,016	4,372

Total revenue	26,885	24,124

Cost of revenue:
Product	11,183	8,409
Services (1)	4,874	2,820

Total cost of revenue	16,057	11,229

Gross profit	10,828	12,895

Operating expenses:
Research and development (1)	6,409	5,490
Sales and marketing (1)	11,142	11,800
General and administrative (1)	3,893	6,396

Total operating expenses	21,444	23,686

Loss from operations	(10,616)	(10,791)

Interest income and other	299	802

Loss before income tax expense	(10,317)	(9,989)

Income tax expense	(96)	(109)

Net loss	$(10,413)	$(10,098)

Net loss per common share, basic and diluted	$(0.16)	$(0.16)
Shares used in computing basic and diluted net loss per common share	63,911	62,749

(1) Includes stock-based compensation as follows:
Cost of revenue	$48	$60
Research and development	371	181
Sales and marketing	577	631
General and administrative	566	425

Isilon Systems, Inc.
Condensed Consolidated Balance Sheets
 (unaudited)
(in thousands)

	As of
	March 31, 2009	December 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$41,373	$34,342
Marketable securities	34,902	43,441
Trade receivables, net of allowances of $238 and $250, respectively	13,514	14,436
Inventories	7,054	12,433
Other current assets	4,401	4,243
Total current assets	101,244	108,895

Property and equipment, net	9,999	11,295
Total assets	$111,243	$120,190

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,935	$9,779
Accrued liabilities	3,623	4,188
Accrued compensation and related benefits	5,467	5,879
Deferred revenue	19,157	18,209
Total current liabilities	37,182	38,055

Deferred revenue, net of current portion	9,622	8,954
Deferred rent, net of current portion	3,086	3,158
Total liabilities	49,890	50,167

Stockholders' equity:
Common stock	1	1
Additional paid-in capital	199,678	197,685
Accumulated other comprehensive loss	(245)	5
Accumulated deficit	(138,081)	(127,668)
Total stockholders' equity	61,353	70,023
Total liabilities and stockholders' equity	$111,243	$120,190

Isilon Systems, Inc.
Condensed Consolidated Statements of Cash Flows
 (unaudited)
(in thousands)

	Three Months Ended
	March 31, 2009	March 31, 2008
Cash flows from operating activities
Net loss	$(10,413)	$(10,098)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,647	1,518
Amortization of discount on marketable securities	58	(79)
Stock-based compensation expense	1,562	1,297
Changes in operating assets and liabilities:
Accounts receivable, net	922	2,354
Inventories	5,379	(3,390)
Other current assets	(196)	(584)
Accounts payable	(173)	(943)
Accrued liabilities, compensation payable and deferred rent	(965)	959
Deferred revenue	1,617	2,392

Net cash used in operating activities	(562)	(6,574)

Cash flows from investing activities
Purchases of property and equipment	(1,024)	(812)
Purchases of marketable securities	(4,501)	(9,078)
Proceeds from sales and maturities of marketable securities	12,800	16,050

Net cash provided by investing activities	7,275	6,160

Cash flows from financing activities
Proceeds from the exercise of stock options and purchases of stock under employee stock purchase plan	368	-
Repurchases of unvested common stock	-	(13)

Net cash provided by (used in) financing activities	368	(13)

Effect of exchange rate changes on cash and cash equivalents	(50)	8
Net increase (decrease) in cash and cash equivalents	7,031	(419)

Cash and cash equivalents at beginning of period	34,342	38,999
Cash and cash equivalents at end of period	$41,373	$38,580

Isilon Systems, Inc.
Reconciliation of GAAP to non-GAAP results
(in thousands, except percentages and per share data)
		Operating Expenses
	Gross margin %	Research and development	Sales and marketing	General and administrative	Total	Loss from operations	Net loss	Net loss per common share, basic and diluted
Three Months Ended
March 31, 2009
GAAP	40.3%	$6,409	$11,142	$3,893	$21,444	$(10,616)	$(10,413)	$(0.16)
Adjustments:
Stock-based compensation	0.2%	(371)	(577)	(566)	(1,514)	1,562	1,562	0.02
Non-GAAP	40.5%	$6,038	$10,565	$3,327	$19,930	$(9,054)	$(8,851)	$(0.14)

March 31, 2008
GAAP	53.5%	$5,490	$11,800	$6,396	$23,686	$(10,791)	$(10,098)	$(0.16)
Adjustments:
Stock-based compensation	0.2%	(181)	(631)	(425)	(1,237)	1,297	1,297	0.02
Non-GAAP	53.7%	$5,309	$11,169	$5,971	$22,449	$(9,494)	$(8,801)	$(0.14)